Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and the related Prospectus and Prospectus Supplement of Invitae Corporation for the registration of Invitae Corporation’s debt securities, common stock, preferred stock, depositary shares, warrants and/or rights, and to the incorporation by reference therein of our report dated March 3, 2017, relating to our audit of the consolidated financial statements of CombiMatrix Corporation, included in its Annual Report on Form 10-K for the year ended December 31, 2016.

/s/ Haskell & White LLP

Irvine, California

August 9, 2018